Exhibit 99.1

Lambert Eaton Myasthenic Syndrome (LEMS) Antibody Testing and Treatment Recommendations Added to NCCN Clinical Practice Guidelines for Small Cell Lung Cancer (SCLC)

•	VGCC antibody testing in conjunction with neurologic consultation can diagnose LEMS

•	Amifampridine may be considered as a supportive care treatment

•	Guideline inclusion may raise clinical awareness of cancer-associated LEMS to support broader VGCC diagnostic testing and treatment adoption

CORAL GABLES, Fla., Aug. 06, 2025 – Catalyst Pharmaceuticals, Inc. (“Catalyst” or “Company”) (Nasdaq: CPRX), a commercial-stage biopharmaceutical company focused on in-licensing, developing, and commercializing novel medicines for patients living with rare and difficult-to-treat diseases, today announced the National Comprehensive Cancer Network® (NCCN) Clinical Practice Guidelines in Oncology (NCCN Guidelines®) for Small Cell Lung Cancer (SCLC) now include new additions involving Lambert Eaton myasthenic syndrome (LEMS), amifampridine (FIRDAPSE®), and the tests for PQ- and N-type voltage-gated calcium channel (VGCC) antibodies.

The updated NCCN Clinical Practice Guidelines in Oncology for SCLC relating to LEMS now include symptom specificity—characterized by proximal muscle weakness and autonomic dysfunction. Under “Signs and Symptoms of Small Cell Lung Cancer” (SCL-A 2 of 2), the guidelines recommend diagnosis through a neurological evaluation, ideally in consultation with a neurologist, which may include testing for PQ- and N-type VGCC antibodies. Additionally, under “Principles of Supportive Care” (SCL-D), the guidelines recommend that amifampridine should be considered as a treatment in consultation with neurology.1

Approximately 50 percent of LEMS cases are associated with an underlying malignancy, most commonly SCLC. Literature suggests that LEMS is observed in 3 percent of SCLC patients. Based on an internal healthcare database analysis of SCLC claims, potentially 90 percent of LEMS patients with SCLC went undiagnosed. These undiagnosed LEMS patients may suffer from LEMS symptoms while undergoing treatment for SCLC.

“Early diagnosis of LEMS in SCLC is critical, as it may enable patients to have better outcomes if their LEMS symptoms are effectively treated while fighting SCLC. Accurate identification through VGCC antibody testing and comprehensive neurological evaluation is essential,” said William Andrews, MD, FACP, Chief Medical Officer, Catalyst. “The NCCN Guidelines are a trusted standard for guiding treatment decisions, and we believe this update will drive greater awareness. Ultimately, it will help patients, caregivers, and healthcare providers make more informed choices when addressing this serious unmet need.”

1NCCN makes no warranties of any kind whatsoever regarding their content, use or application and disclaims any responsibility for their application or use in any way. To learn more about NCCN go to https://www.nccn.org/home/about

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals, Inc. (Nasdaq: CPRX), is a biopharmaceutical company committed to improving the lives of patients with rare diseases. With a proven track record of bringing life-changing treatments to the market, we focus on in-licensing, commercializing, and developing innovative therapies. Guided by our deep commitment to patient care, we prioritize accessibility, ensuring patients receive the care they need through a comprehensive suite of support services designed to provide seamless access and ongoing assistance. Catalyst maintains a well-established U.S. presence, which remains the cornerstone of our commercial strategy, while continuously evaluating strategic opportunities to expand our global footprint. Catalyst, headquartered in Coral Gables, Fla., was recognized on the Forbes 2025 list as one of America’s Most Successful Mid-Cap Companies and on the 2024 Deloitte Technology Fast 500™ list as one of North America’s Fastest-Growing Companies.

For more information, please visit Catalyst’s website at www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including those factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2024 and its subsequent filings with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Source: Catalyst Pharmaceuticals, Inc.

Investor Contact

Mary Coleman, Catalyst Pharmaceuticals, Inc.

(305) 420-3200

ir@catalystpharma.com

Media Contact

David Schull, Russo Partners

(858) 717-2310

david.schull@russopartnersllc.com